UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2014 (March 2, 2014)

CNO Financial Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31792	75-3108137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11825 North Pennsylvania Street
Carmel, Indiana  46032
(Address of Principal Executive Offices) (Zip Code)

(317) 817-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 2, 2014, CNO Financial Group, Inc., a Delaware corporation (“CNO”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Wilton Reassurance Company, an insurance company organized under the laws of the State of Minnesota (“Wilton Re”), pursuant to which CNO has agreed to sell to Wilton Re all of the issued and outstanding shares of Conseco Life Insurance Company, an insurance company organized under the laws of the State of Indiana and an indirect wholly owned subsidiary of CNO (“CLIC”), for $201 million in cash, subject to adjustment as specified in the Stock Purchase Agreement. The Stock Purchase Agreement provides that, prior to the Closing of the sale (the “Closing”), CNO will cause CLIC and certain of CNO’s other subsidiaries to effect intercompany transactions pursuant to which all accident and health business currently held by CLIC will be transferred out of CLIC and certain deferred annuity business will be transferred into it. These intercompany transactions are expected to increase CLIC’s capital and surplus by approximately $36 million, and any such increase will result in an equal corresponding adjustment to the cash purchase price. Based on CLIC’s capital and surplus as of December 31, 2013 and the expected increase to CLIC’s capital surplus from such intercompany transactions, the purchase price will be approximately $237 million in cash, subject to further adjustment as specified in the Stock Purchase Agreement for changes in CLIC’s capital and surplus from December 31, 2013 to the closing date.

The Stock Purchase Agreement also provides that, at the Closing, Bankers Life and Casualty Company, an insurance company organized under the laws of the State of Illinois and an indirect wholly owned subsidiary of CNO (“Bankers Life”), will enter into an agreement pursuant to which Bankers Life will recapture the life insurance business written by Bankers Life that is currently reinsured by Wilton Re.  The entry into this recapture agreement is conditioned on the concurrent consummation of the Closing.

The transaction, which is expected to close by the end of the second quarter of 2014, is subject to receipt of insurance regulatory approvals and satisfaction of other customary closing conditions.

The Stock Purchase Agreement contains customary representations and warranties as well as covenants by each of the parties.  The representations and warranties in the Stock Purchase Agreement are the product of negotiation among the parties to the Stock Purchase Agreement and are for the sole benefit of such parties.  Any inaccuracies in such representations and warranties are subject to waiver by such parties in accordance with the Stock Purchase Agreement without notice or liability to any other person.  In some instances, the representations and warranties in the Stock Purchase Agreement may represent an allocation among the parties of risk associated with particular matters, and the assertions embodied in those representations and warranties are qualified by information disclosed by one party to the other in connection with the execution of the Stock Purchase Agreement.  Consequently, persons other than the parties to the Stock Purchase Agreement may not rely upon the representations and warranties in the Stock Purchase Agreement as characterizations of actual facts or circumstances as of the date of the Stock Purchase Agreement or as of any other date.  Each of CNO and Wilton Re has agreed to indemnify the other for breaches or inaccuracies of its representations and warranties and covenants, as well as for certain other specified matters.

The Stock Purchase Agreement contemplates that, at the Closing, CNO Services, LLC, an Indiana limited liability company and an indirect wholly owned subsidiary of CNO (“CNO Services”), will enter into a transition services agreement and a special support services agreement with Wilton Re, pursuant to which CNO Services will make available to Wilton Re and its affiliates, for a limited period of time, certain services required for the operation of CLIC’s business following the Closing.

The above description of the Stock Purchase Agreement and the agreed forms of the related agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement and such forms of related agreements, copies of which are filed as exhibits to this report.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

2.1	Stock Purchase Agreement, dated March 2, 2014, by and between CNO Financial Group, Inc. and Wilton Reassurance Company.*

___________________________
* Certain exhibits and schedules to this agreement have been omitted as permitted under Item 601 of Regulation S-K and will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNO Financial Group, Inc.

Date: March 3, 2014
	By:	/s/ Karl W. Kindig
Karl W. Kindig
Senior Vice President and Secretary

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